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                                 Exhibit 10.15


                              OPERATING COMMITTEE
                                 1995 Proposed
                              Profit Sharing Plan



The purpose of this plan is to provide an incentive compensation system which rewards the corporate operating management proportionally to the profitability of the Corporation. It is intended that base salaries be held at about 75% of industry peer group averages and a large portion of total compensation be variable depending on corporate earning performance. Stock options should make the third leg of the compensation plan so that the key operating management of Intermet is rewarded only when the shareholders are rewarded.

The below percentages shall be the profit sharing of Intermet's audited annual pretax earning before minority interest and corporate profit sharing. Profit sharing to be paid not later than three (3) months after the end of the fiscal year.

          Doug Brown         0.2%   (.0020)
          John Engeswick     0.2%   (.0020)
          John Ernst         0.2%   (.0020)
          Dar Marsh          0.2%   (.0020)
          Jim Peterson       0.25%  (.0025)
          Jim Rydel          0.2%   (.0020)
                            ----
                            1.25%


Interim payouts may be made at the end of each fiscal quarter in an amount of up to 75% of the annual profit sharing entitlement calculated as of the end of each fiscal quarter.